UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant
to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2017

Senomyx, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50791 (Commission File Number)	33-0843840 (I.R.S. Employer Identification No.)

4767 Nexus Centre Drive San Diego, California (Address of principal executive offices)	92121 (Zip Code)

Registrant's telephone number, including area code: (858) 646-8300

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of 2017 Executive Bonus Plan

 On February 23, 2017, our Board of Directors approved the 2017 Executive Bonus Plan, or the 2017 Bonus Plan, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Under the terms of our 2017 Bonus Plan, the payout for all of our officers is calculated entirely based on our achievement of corporate goals during 2017. The corporate goals are comprised of a research and development, or “R&D,” component and a financial and commercial, or “F&C,” component. A minimum corporate goal achievement of greater than or equal to 50% of the combined R&D and F&C components is required in order for an executive to earn any performance-based cash bonus. However, the actual payment will be determined by separately evaluating the achievement of the R&D component and the F&C component of the corporate goals.

The Compensation Committee retains broad discretion to modify the 2017 Bonus Plan at any time, including the methodology for calculating the specific bonus amounts. The Compensation Committee may also, in its sole discretion, determine to either increase the payout under the 2017 Bonus Plan for extraordinary achievement or to reduce payout if economic and business conditions warrant.

On February 23, 2017, our Board of Directors approved the corporate performance goals associated with the 2017 Bonus Plan. Our corporate performance goals are a combination of financial and commercial objectives, which represent 55% of our corporate performance goals, and research and development objectives, which represent the remaining 45% of our corporate performance goals.

The foregoing description is a summary only, is not necessarily complete, and is qualified by the full text of the underlying plan, which is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits.

99.1        Senomyx, Inc. 2017 Executive Bonus Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

	By:	/S/ CATHERINE LEE
Catherine Lee
VP, General Counsel and Corporate Secretary

Date: February 24, 2017